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                                                                    EXHIBIT 99.1

           EDELBROCK CORPORATION'S BOARD OF DIRECTORS APPROVES MERGER
                    AGREEMENT FOR GOING PRIVATE TRANSACTION

TORRANCE, California -- June 25, 2004 -- Edelbrock Corporation (Nasdaq: EDEL) and O. Victor Edelbrock, Jr., Edelbrock Corporation's Chairman, President and Chief Executive Officer, today announced the execution of a merger agreement providing for the acquisition by a corporation controlled by Mr. Edelbrock of all the outstanding shares of common stock of Edelbrock Corporation not already owned by Mr. Edelbrock and his affiliates at $16.75 per share in cash. This price represents a 13.1% premium to Friday's closing price of $14.81 for Edelbrock Corporation's common stock and a 23.9% premium over $13.52 which was the closing price immediately before the announcement of merger discussions. The transaction is subject to a condition that Mr. Edelbrock has sufficient debt financing available at closing as well as other customary conditions set forth in the merger agreement. Mr. Edelbrock has obtained a commitment, subject to customary conditions, from Bank of America and City National Bank to provide up to $53,000,000 in debt financing for the proposed transaction and working capital purposes. Mr. Edelbrock and his affiliates currently own approximately 51.1% of the issued and outstanding common stock of Edelbrock Corporation and have agreed to enter into an agreement to vote their shares in support of the proposed transaction. Following the acquisition, Mr. Edelbrock and his affiliates expect to own all of the outstanding shares of common stock of Edelbrock Corporation, which will no longer be publicly traded.

"We believe that in the current financial, business, and industry environments, it is in the best interests of the Company to be privately held," said Mr. Edelbrock. "This transaction will also give the Company greater flexibility to make investment and operating decisions based on long-term strategic goals without the concern that a public company must have for the public market's short-term expectations."

Following Mr. Edelbrock's original going private proposal in April, the Board of Directors of Edelbrock Corporation formed a Special Committee of independent directors to review the proposed transaction. The Special Committee, consisting of three independent directors of the Company, engaged Skadden, Arps, Slate, Meagher & Flom LLP as its legal counsel and Kerlin Capital Group, LLC as its financial advisor. Kerlin Capital led the negotiations with O. Victor Edelbrock, Jr. and his advisors that resulted in the increase in the offer price. Kerlin Capital also rendered its opinion to the Special Committee that the transaction, as currently structured, would be fair to the public shareholders from a financial point of view. O. Victor Edelbrock, Jr. was advised by Troy & Gould Professional Corporation and by Banc of America Securities LLC. Edelbrock Corporation was advised by Jones Day. After extended negotiations, the Special Committee voted to approve and recommend the proposed transaction to Edelbrock Corporation's unaffiliated public stockholders and the proposed transaction was unanimously adopted by Edelbrock Corporation's Board of Directors.

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ABOUT EDELBROCK CORPORATION

Founded in 1938, Torrance, California-based Edelbrock Corporation is recognized as one of the nation's premier designers, manufacturers and distributors of performance replacement parts for the automotive and motorcycle aftermarkets. In addition to three production facilities and an automated distribution center in Torrance, Edelbrock Corporation owns and operates an aluminum foundry and its motorcycle carburetor division in San Jacinto, California, at which it manufactures many of its quality products.

PROXY STATEMENT

In connection with the proposed transaction, Edelbrock will be filing a proxy statement and other materials with the Securities and Exchange Commission, which proxy statement will be disseminated to Edelbrock Corporation's stockholders. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND THESE MATERIALS WHEN THEY ARE AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION REGARDING THE TRANSACTION. Edelbrock Corporation and its directors and officers may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction. Information regarding such individuals is included in Edelbrock Corporation's proxy statements and Annual Reports on Form 10K previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available. Investors may obtain a free copy of the proxy statement and other relevant documents when they become available as well as other material filed with the Securities and Exchange Commission concerning Edelbrock Corporation and these individuals at the Securities and Exchange Commission's website at <http://www.sec.gov/.> These materials and other documents may also be obtained for free, once available, by directing a request to Jeffrey L. Thompson, Edelbrock Corporation, 2700 California Street Torrance, CA 90503.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION AND REFORM ACT OF 1995:

This press release includes forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties, including the inability to satisfy the conditions to the announced transaction, general economic conditions, and other factors that may be identified in filings made with the Securities and Exchange Commission by Edelbrock Corporation or Mr. Edelbrock. Other potential risks and uncertainties that may affect the Company's business and financial condition include the potential effects of the pending transaction, such as (i) the distraction of the Company's management from the operation of the Company's business caused by the efforts undertaken to complete the transaction and related litigation and any subsequent developments; and (ii) material increases in the Company's expenses for professional services and other transaction and litigation related costs and expenses which are expected to be incurred whether or not the proposed transaction is consummated.

For more information, contact:

Edelbrock Corporation: Jeffrey L. Thompson, 310-781-2222